Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces

Leadership Transition

IRVINE, CA, November 1, 2017—Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) (the “Company” or “Impac”) announced today that William S. Ashmore has informed the Company of his intention not to seek renewal his employment agreement and to step down as President and as a member of the Company’s Board of Directors effective December 31, 2017, the date on which the term of his current employment agreement expires.  Mr. Ashmore has been President at Impac since 1995 at the time of its initial public offering and a director since 1997.  He has also served as Chief Operating Officer for over 10 years.  Mr. Ashmore intends to pursue other interests both personal and professional.

Commenting on the announcement, Joseph R. Tomkinson, Chief Executive Officer, said, “I want to thank Bill for his tremendous contributions to Impac for over 20 years. We’ve benefitted greatly from his strategic insight, asset liability management and business expertise in the continuously evolving mortgage industry, and wish him all the best.”

The Company, along with Mr. Ashmore, are working on a transition of his duties and responsibilities to ensure a smooth operational transition.

Mr. Ashmore said, “It has been an honor to serve Impac as its President and work with my friend, Joe Tomkinson, the Chairman and CEO of Impac.  I have worked with a great team over the years and I am proud of the resilience of the Impac management team, to survive the financial crisis and subsequently return to profitability.  I’m excited to tackle my next opportunity as I transition from my current executive management position at Impac.”

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com